Exhibit (a)(5)(B)

Offer to Purchase for Cash

by

First American Capital Corporation

for

Up to $500,000 Maximum Aggregate Value

of Shares of its Common Stock

At a Purchase Price Not Greater Than $1.72

Nor Less Than $1.00 Per Share

THE TENDER OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY, MISSOURI TIME, ON FRIDAY, MARCH 30, 2007, UNLESS THE COMPANY EXTENDS THE TENDER OFFER.

March 2, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

First American Capital Corporation, a Kansas corporation (the “Company”), is offering to purchase for cash, up to $500,000 in aggregate value of shares of its common stock, par value $.01 per share (or such lesser number of shares as are properly tendered and not properly withdrawn) at a price not greater than $1.72 per share nor less than $1.00 per share, net to the seller in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated March 2, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time) constitute the “Offer.”

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price, not greater than $1.72 nor less than $1.00 per share, that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the number of shares so tendered and the tender prices specified by tendering stockholders. The Company will select for purchase those shares tendered at the lowest tender price first and then those tendered shares with increasing tender prices (in multiples of $0.05 above $1.00 to $1.70 and up to $1.72), up to a tender price level at which the product of the number of all such shares to be purchased multiplied by the highest offering price at which shares are selected (the “Purchase Price”), first equals or exceeds $500,000, or such fewer number of shares as are properly tendered and not properly withdrawn. All shares properly tendered before the expiration date (as specified in Section 1 of the Offer to Purchase), at prices at or below the Purchase Price and not validly withdrawn will be purchased by the Company at the Purchase Price, net to the seller in cash, less any applicable withholding tax and without interest, upon the terms and subject to the conditions of the tender offer, including the proration provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the Purchase Price and shares that the Company does not accept for purchase because of proration will be returned at the Company’s expense to the stockholders that tendered such shares, promptly as practicable after the Expiration Date (as defined in the Offer to Purchase). The Company reserves the right, in its sole discretion, to purchase more than $500,000 maximum aggregate value of shares of its common stock under the tender offer, subject to applicable law.

If, at the Expiration Date, more than $500,000 maximum aggregate value of shares of its common stock (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy shares on a pro rata basis, with appropriate adjustments to avoid purchases of factional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the Purchase Price.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated March 2, 2007;

2.	Letter to Clients which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3.	Letter of Transmittal for your use and for the information of your clients, together with the accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service For Certification of Taxpayer Identification Number On Substitute Form W-9;

4.	Notice of Guaranteed Delivery to be used to accept the tender offer in the event you are unable to deliver the share certificates and all other required documents to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

5.	Letter from the Company to its stockholders;

6.	W-9 Guidelines;

7.	Instruction Form; and

8.	Return envelope addressed to UMB Bank, n.a., the Depositary, for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY, MISSOURI TIME, ON FRIDAY, MARCH 30, 2007 UNLESS THE COMPANY EXTENDS THE OFFER.

No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer other than fees paid to the Depositary as described in the Offer to Purchase. The Company, however, upon request, will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company or the Depositary for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, the Depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an “agent’s message” (as defined in the Offer to Purchase and the Letter of Transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the Depositary the certificate(s) for the shares being tendered and all other required documentations before the Expiration Date or (b) who cannot complete the procedures for book-entry transfer before the Expiration Date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

The Board of Directors of the Company has approved the tender offer. However, neither the Company, its Board of Directors, nor the Depositary are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares. Each stockholder must make the decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. Brooke Corporation, the owner of approximately 55% of the shares of common stock of the Company (on a fully diluted basis) as of March 2, 2007, has agreed not to tender any shares in the tender offer. Our directors and executive officers have advised us that they do not intend to tender shares in the tender offer.

Please address any inquiries you may have with respect to the tender offer to UMB Bank, n.a., the Depositary, at the address and telephone number set forth on the back cover of the Offer to Purchase.

You may obtain additional copies of the enclosed material from the Depositary by calling (800) 884-4225 or within the Kansas City area at (816) 860-7786.

Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the Letter of Transmittal.

Very truly yours,

First American Capital Corporation

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE AN APPOINTMENT OF YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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